Exhibit 99.1


[GRAPHIC OMITTED]                                              Investor Contact:
                                                                    Allison Good
                                          The Smith & Wollensky Restaurant Group
                                                             Phone: 212-838-2061
                                                           Email: agood@swrg.com



            Smith & Wollensky Reports Third Quarter Financial Results

New York, November 11, 2004 - The Smith & Wollensky Restaurant Group, Inc. (Nasdaq: SWRG) today announced financial results for the third quarter and nine months ended September 27, 2004.

Total consolidated restaurant sales for the third quarter were $24.5 million, a 5.9% increase from the corresponding period a year ago. Comparable consolidated restaurant sales for the quarter were down 2.0%. The significant factors contributing to the decline in comparable consolidated restaurant sales included the loss of business at our Miami and New Orleans units both during and after three major hurricanes, and the effect of the Republican National Convention in New York City. Net loss for the third quarter of 2004 was $3.2 million, or $(0.34) per share, compared with net loss of $1.7 million, or $(0.18) per share, in the comparable quarter last year. The Company estimates that approximately $500,000 of the current period's loss related directly to the pre-opening costs of our newest Smith & Wollensky in Boston on September 20, 2004. The Company began to see some positive results from past pricing action and a leveling off in the cost of beef in the third quarter of 2004.

For the first nine months of 2004, total consolidated restaurant sales were $85.1 million, a 14.2% increase from the first nine months of 2003. Comparable consolidated restaurant sales for the first nine months rose 6.2%. Net loss for the nine-month period was $3.2 million, or $(0.34) per share, compared with $1.4 million, or $(0.15) per share, for the first nine months of 2003. The results for the nine-month period of 2004 include the pre-opening costs and initial operating losses of two new Smith & Wollensky units (Houston in the first quarter of 2004 and Boston in the third quarter of 2004) versus one new opening in Dallas in the first quarter of 2003.

Chairman and CEO Alan Stillman commented, "This quarter marked the most unusual set of circumstances that we have faced as a public company to date. The hurricanes in the southern United States, coupled with the effects of the Republican National Convention held in New York City resulted in atypical sales performance in September. The unusual nature of these results is evidenced by the strength of our October sales, which returned to more robust levels."

On October 28, the Company released its October sales figures, which show that total consolidated restaurant sales for the fiscal month ended October 25, 2004 were approximately $10.8 million, up 25.2% from October 2003. Comparable consolidated restaurant sales increased 8.3% to $9.3 million for October 2004, as compared to $8.6 million for October 2003.

Last week, the Company made significant public filings. The first announced that due to the sale of the Plaza Hotel in New York, ONEc.p.s., a restaurant the Company manages in the hotel, will be closed effective January 1, 2005. In a separate filing, the Company, after consultation with its predecessor auditors KPMG LLP, determined it must restate certain previously filed financial statements due to a change in accounting treatment relating to the Las Vegas property. This restatement will reduce the cost basis of the Las Vegas property, accounted for as a capital lease, from $9.9 million to $8.0 million.

However, the land, building, and improvements the Company has made to the site were recently appraised for $32.9 million. The remaining obligation under the capital lease as of September 27, 2004 is $10.1 million, and the land, building, and improvements are the security for $9.0 million of the Company's outstanding debt.

This restatement's impact on the statement of operations will be a non-cash increase to occupancy and related expenses by approximately $62,000 for the quarter ending June 30, 2003 and approximately $93,000 for each of the quarters ending September 29, 2003, December 29, 2003, March 29, 2004 and June 28, 2004. The impact of this restatement on the statement of operations for the fiscal year ending December 29, 2003 will be approximately $248,000.

Conference Call

Alan Stillman, Chairman & CEO, and Alan Mandel, CFO, will conduct a conference call to review the Company's financial results for the third quarter of 2004 and nine months ended September 27, 2004 at 5:00 p.m. ET on November 11, 2004. Interested parties may listen to the live call over the Internet via http://www.smithandwollensky.com. To listen to the live call, please go to the website at least 15 minutes early to register and to download and install any necessary audio software. If you are unable to listen live, the conference call will also be archived on the website listed above. An audio recording of the conference call, which may contain material non-public information regarding the Company's results of operations or financial condition for the third quarter of 2004, is expected to be posted on the Company's website under the heading Investor Relations following the conference call.

About Smith & Wollensky Restaurant Group
The Smith & Wollensky Restaurant Group develops, owns and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently believed to be the largest-grossing a la carte restaurant in the country. The company operates eleven Smith & Wollensky restaurants located in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus, Dallas, Houston, and Boston. SWRG also operates seven other restaurants in New York and Chicago: Cite, Maloney & Porcelli, Manhattan Ocean Club, Mrs. Park's Tavern, ONEc.p.s., Park Avenue Cafe and The Post House.


Except for historical information contained herein, the statements made in this press release regarding the Company's business, strategy and results of operations are forward-looking statements which are based on management's beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company's growth strategy. For a more detailed description of such factors, please see the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #

                            (Financial Tables Follow)


                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
                                AND SUBSIDIARIES

                                  Unaudited Consolidated Statements of Operations
                              (dollar amounts in thousands, except per share amounts)

                                                             Three Months Ended            Nine Months Ended
                                                       September 27,  September 29,  September 27,  September 29,
                                                          2004         2003 (a)(b)       2004       2003 (a)(b)
                                                       ------------   -------------  -------------  ------------
Restaurant sales                                          $ 24,480       $ 23,110        $ 85,142      $ 74,550
                                                       ------------   ------------   -------------  ------------

       Total cost of restaurant sales                       24,830         22,171          79,105        67,517
                                                       ------------   ------------   -------------  ------------

Income from restaurant operations                             (350)           939           6,037         7,033

Management fee income                                          260            215             891           659

                                                       ------------   ------------   -------------  ------------
Income from owned and managed restaurants                      (90)         1,154           6,928         7,692

General and administrative expenses                          2,336          2,277           7,239         7,363

Royalty expense                                                360            329           1,236         1,046

                                                       ------------   ------------   -------------  ------------
Operating loss                                              (2,786)        (1,452)         (1,547)         (717)

Interest expense                                              (331)          (362)           (987)         (765)
Amortization of deferred debt financing costs                  (32)           (13)            (76)          (39)
Interest income                                                  1             16               1            90
                                                       ------------   ------------   -------------  ------------
Interest expense, net                                         (362)          (359)         (1,062)         (714)

Loss before provision for income taxes                      (3,148)        (1,811)         (2,609)       (1,431)

Provision for income taxes                                      52             35             155           160
                                                       ------------   ------------   -------------  ------------

Loss before interest in (income) loss of
   consolidated variable interest entity                    (3,200)        (1,846)         (2,764)       (1,591)

Interest in (income) loss of consolidated
   variable interest entity                                     41            149            (388)          155
                                                       ------------   ------------   -------------  ------------

Net loss                                                  $ (3,159)      $ (1,697)       $ (3,152)     $ (1,436)
                                                       ============   ============   =============  ============

Net loss per common share:
   Basic and diluted                                      $  (0.34)      $  (0.18)       $  (0.34)     $  (0.15)
                                                       ============   ============   =============  ============
Weighted average common shares outstanding:
   Basic and diluted                                     9,377,960      9,371,907       9,377,100     9,360,212
                                                       ============   ============   =============  ============


(a) Restated to reflect the adoption of FIN 46 (R)
(b) Restated to reflect a change in accounting treatment

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
                                AND SUBSIDIARIES

                                        Consolidated Balance Sheets
                           (dollar amounts in thousands, except per share data)

                                                                     September 27,        December 29,
                           Assets                                        2004             2003 (a)(b)
                                                                   ------------------  -------------------
Current assets:
   Cash and cash equivalents                                             $     1,186           $    2,181
   Short-term investments                                                        173                1,055
   Accounts receivable, net                                                    3,168                2,680
   Merchandise inventory                                                       4,992                4,749
   Prepaid expenses and other current assets                                   1,107                  845
                                                                   ------------------  -------------------
           Total current assets                                               10,626               11,510

Property and equipment, net                                                   69,406               61,532
Goodwill, net                                                                  6,886                6,886
Licensing agreement, net                                                       3,679                3,338
Other assets                                                                   4,518                3,941
                                                                   ------------------  -------------------

           Total assets                                                  $    95,115           $   87,207
                                                                   ==================  ===================

            Liabilities and Stockholders' Equity

Current liabilities:
   Current portion of long-term debt                                     $     3,326           $    2,121
   Accounts payable and accrued expenses                                      16,948               11,922
                                                                   ------------------  -------------------
           Total current liabilities                                          20,274               14,043

Obligations under capital lease                                               10,093                9,991
Long-term debt, net of current portion                                        10,354                6,099
Deferred rent                                                                  5,145                4,793
                                                                   ------------------  -------------------
           Total liabilities                                                  45,866               34,926

Interest in consolidated variable interest entity                             (1,613)              (1,680)

Stockholders' equity:
   Common stock (par value $.01; authorized
    40,000,000 shares; 9,378,349 shares
    issued and outstanding at September27,
    2004 and December 29, 2003, respectively)                                     94                   94
   Additional paid-in capital                                                 69,952               69,940
   Accumulated deficit                                                       (19,241)             (16,089)
   Accumulated other comprehensive income                                         57                   16
                                                                   ------------------  -------------------

                                                                              50,862               53,961
                                                                   ------------------  -------------------


           Total liabilities and stockholders' equity                    $    95,115           $   87,207
                                                                   ==================  ===================

(a) Restated to reflect the adoption of FIN 46 (R)
(b) Restated to reflect a change in accounting treatment